EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our report dated May 27, 2008, included in the Annual Report on Form 10-K of Eagle Materials Inc. for the year ended March 31, 2008, with respect to the consolidated financial statements of Eagle Materials Inc., incorporated by reference in this Annual Report (Form 10-K/A) of Eagle Materials Inc. for the year ended March 31, 2008.
We also consent to the incorporation by reference in the registration statements (Form S-8 Nos. 33-82820, 33-82928, 33-84394 and 333-54102) of Eagle Materials Inc. of our report dated June 26, 2008, with respect to the financial statements of Texas Lehigh Cement Company LP as of and for the year ended December 31, 2007, included in this Annual Report (Form 10-K/A) of Eagle Materials Inc. for the year ended March 31, 2008.
/s/ Ernst & Young LLP
Dallas, Texas
June 26, 2008